Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: February 24, 2025

Jiangsu Yuyue Medical Equipment & Supply Co., Ltd.
By:	/s/ Qun Wu
	Name:	Qun Wu
	Title:	Chief Executive Officer

Yuwell (Hong Kong) Holdings Limited
By:	/s/ Qun Wu
	Name:	Qun Wu
	Title:	Director